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                                                                     EXHIBIT 2.1

                               SECOND AMENDMENT TO
                          REGISTRATION RIGHTS AGREEMENT

         This SECOND AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (the "Amendment") is entered into as of August 13, 2003 by and among AltaVista Company, a Delaware corporation (the "Company"), and Overture Services, Inc., a Delaware corporation (the "Parent"), as parties to the Registration Rights Agreement dated February 18, 2003, as amended April 25, 2003 (the "Registration Rights Agreement"). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Registration Rights Agreement.

                                    RECITALS

         WHEREAS, Parent, Aurora I, LLC, a Delaware limited liability company of which the Company is the sole member, the Company and CMGI, Inc., a Delaware corporation, entered into an Asset Purchase Agreement, dated as of February 18, 2003 (the "Asset Purchase Agreement"), which provides, among other things, that the Company shall sell, assign, transfer and convey to Parent, and Parent shall purchase and assume from the Company, the Acquired Assets and Assumed Liabilities;

         WHEREAS, certain of the Company's obligations under the Asset Purchase Agreement were conditioned upon the execution and delivery by Parent of the Registration Rights Agreement; and

         WHEREAS, the parties amended the Registration Rights Agreement by that First Amendment to Registration Rights Agreement dated as of April 25, 2003 to change the time period under which Parent shall file a registration statement pursuant to Rule 415 under the Securities Act permitting the continuous resale from time to time of the Registerable Securities.

         WHEREAS, the parties desire to further amend the Registration Rights Agreement to change the limitations on transfer of the Registerable Securities pursuant to the registration statement.

         NOW THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth herein, the parties mutually agree as follows:

         1. Transfer Restrictions. The parties hereby amend and restate Section
2.2 of the Registration Rights Agreement to read in its entirety as follows:

            "2.2 Transfer Restrictions. Notwithstanding anything to the contrary set forth in Section 2.1 above, Holder and its permitted transferees may not sell or transfer any of the Registrable Securities pursuant to the registration statement except in accordance with the following limitations:

               (a) All Holders may not sell more than an aggregate of 400,000 Registrable Securities on any day; and


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               (b) All Holders may not sell more than an aggregate of 1,200,000
Registrable Securities in any calendar week;

            provided, that a Holder may effect "block trades" (trades not on the "open market") (i) of not less than one million shares of Registrable Securities, or (ii) if Holder then owns less than one million shares of Registrable Securities, all of the Registrable Securities then owned. The foregoing share numbers shall be appropriately adjusted for stock splits, stock dividends, recapitalizations and the like. The Company shall either (i) use reasonable efforts to sell the Registrable Securities from the Escrow Fund prior to the other Registrable Securities; provided that the Company shall not be required to do so if effecting sales through the Escrow Fund would cause a material delay in the completion of a sale, or (ii) sell its Registrable Securities and exchange the net proceeds therefrom for Registrable Securities held in the Escrow Fund, until such time as there are no more Registrable Securities in the Escrow Fund."

         2. References. Each reference in the Registration Rights Agreement to "this Agreement", "hereunder", "hereof" or words of similar import shall mean and be a reference to the Registration Rights Agreement, as amended hereby, and each reference to a particular Section, clause, paragraph and/or sentence in the Registration Rights Agreement shall mean and be a reference to such Section, clause, paragraph and/or sentence in the Registration Rights Agreement, as amended hereby.

         3. No Further Modification. Except as is specifically provided herein, this Amendment shall not be deemed to amend or modify the Registration Rights Agreement. The Registration Rights Agreement, as modified herein, is in all respects ratified and confirmed, and the terms, covenants and agreements therein, as amended by this Amendment, shall remain in full force and effect.

         4. Counterparts. This Amendment may be executed in any number of counterparts, all of which shall be considered one and the same amendment and shall become effective when counterparts have been signed by each of the parties and delivered to the other party.


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         IN WITNESS WHEREOF, the parties hereto have executed the Second
Amendment to Registration Rights Agreement as of the date set forth in the first paragraph hereof.

                                                 OVERTURE SERVICES, INC.

                                                 By:       /s/Ted Meisel
                                                           ---------------------
                                                 Name:     Ted Mesiel
                                                           ---------------------
                                                 Title:    CEO
                                                           ---------------------


                                                 ALTAVISTA COMPANY

                                                 By:       /s/Tom Oberdorf
                                                           ---------------------
                                                 Name:     Tom Oberdorf
                                                           ---------------------
                                                 Title:
                                                           ---------------------








       SIGNATURE PAGE TO SECOND AMENDMENT TO REGISTRATION RIGHTS AGREEMENT